                                                                    EXHIBIT 77K

                    COLUMBIA FUNDS VARIABLE SERIES TRUST II
                                 (THE "TRUST")
                            REGISTRATION #811-22127
                                  FORM N-SAR
                        SIX MONTHS ENDED JUNE 30, 2012

SUB-ITEM 77K: CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on June 14, 2012, the Board of Trustees of the Trust, upon recommendation of the Audit Committee, approved the replacement of Ernst & Young LLP (Ernst & Young) as the independent registered public accounting firm for each of the funds in the Trust and certain other funds in the Columbia Family of Funds (collectively, the Funds) and appointed PricewaterhouseCoopers LLP (PwC). PwC's engagement is effective at the completion of Ernst & Young's audits of the financial statements of the Funds with fiscal years ending
July 31, 2012, which are expected to be completed in September 2012. The Funds did not consult with PwC during the fiscal periods ended December 31, 2011 and 2010 and through the June meeting.

Ernst & Young's reports on the financial statements of each of the funds in the Trust as of and for the fiscal periods ended December 31, 2011 and 2010 (except as noted below) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods and through the June meeting, there were no: (1) disagreements between the Funds and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, or (2) reportable events.

Columbia Variable Portfolio - Managed Volatility Fund and Columbia Variable Portfolio - Emerging Markets Bond Fund commenced operations on April 19, 2012 and April 30, 2012, respectively. As a result, Ernst & Young has not issued a report on either of these funds.

The Trust has provided Ernst & Young with a copy of this disclosure and has requested Ernst & Young to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated August 29, 2012, is filed as an exhibit to this Form N-SAR.